EXHIBIT 10.6


                             CHARMING SHOPPES, INC.

                     RESTRICTED STOCK AGREEMENT - ASSOCIATES
                         OTHER THAN SECTION 16 OFFICERS


         Agreement (the "Agreement"), dated as of June ___, 2005 (the "Grant Date") between CHARMING SHOPPES, INC. (the "Company") and _______________ ("Participant").

1.      Grant of Restricted Stock; Consideration; Participant Acknowledgments.

        The Company hereby confirms the grant on the Grant Date, of ______ shares of Restricted Stock. The Restricted Stock is subject to the terms and conditions of this Agreement. Participant shall be required to pay no cash consideration for the grant of the Restricted Stock, but performance of services prior to the expiration of applicable restrictions relating to the Restricted Stock and otherwise during his or her employment, and his or her agreement to abide by the terms set forth in this Restricted Stock Agreement (the "Agreement"), and any Rules and Regulations under this Agreement, shall be deemed to be consideration for this grant of Restricted Stock. Participant acknowledges and agrees that (i) the Restricted Stock is nontransferable as provided in Section 5(b) hereof, (ii) the Restricted Stock is subject to forfeiture in the event of Participant's termination of employment in certain circumstances, as specified in Section 5(a) hereof, and (iii) sales of shares of the Company's common stock, par value $0.10 per share ("Shares"), following the lapse of restrictions will be subject to the Company's policies regulating trading by employees as specified in Section 5(c) hereof.

2.       Nature of Award of Restricted Stock; Restricted Period.

         Each share of "Restricted Stock" granted hereunder represents the right to receive one share of the Company's Common Stock, which will be issued at the end of a specified "Restricted Period" and which right is subject to a risk of forfeiture and other conditions during such Restricted Period. The Restricted Period applicable to the Restricted Stock shall begin on the Grant Date and lapse as to thirty-three (33%) percent of the total number of shares of Restricted Stock on the third anniversary of the Date of Grant, an additional thirty-three (33%) percent of the total number of shares of Restricted Stock on the fourth anniversary of the Date of Grant and the remaining thirty-four (34%) percent of the total number of shares of Restricted Stock on the fifth anniversary of the Date of Grant, provided, however, that the Restricted Period will lapse on an accelerated basis as provided in Section 5(a) and Section 8 hereof. Shares of Common Stock will be issued to Participant in settlement of Restricted Stock promptly following the lapse of the applicable Restricted Period. This award differs from some other awards of "restricted stock" which involve issuance of Shares at the beginning rather than the end of the restricted period; Participant has no voting rights or rights to actual dividends prior to the end of the Restricted Period.

         3.       Acceptance of Award;  Administrator.

         Participant hereby accepts the grant of Restricted Stock, acknowledges receipt of this Agreement, and agrees to be bound by all the terms and provisions hereof (as presently in effect or hereafter amended), and by all decisions and determinations of the Board, the Compensation and Stock Option Committee of the Board (the "Committee"), or any person or committee designated by the Committee to administer this Agreement (the "Administrator").




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4.       Participant's Account.

         Shares of Restricted Stock are bookkeeping units, and do not constitute ownership of Shares or any other equity security. The Company shall maintain a bookkeeping account for Participant (the "Account") reflecting the number of shares of Restricted Stock then credited to Participant hereunder as a result of this grant of Restricted Stock and any crediting of additional Restricted Stock to Participant pursuant to payments equivalent to dividends paid on Shares under
Section 7 ("Dividend Equivalents").

5.       Risk of Forfeiture; Non-Transferability; Insider Trading Policy.

         (a) Risk of Forfeiture. In the event of a Termination of Employment of Participant, the Restricted Stock as to which the Restricted Period has not ended shall be forfeited; provided, however, that:

                  (1) In the event of a Change of Control at or before Participant's Termination of Employment, this risk of forfeiture shall automatically lapse, and all Restricted Periods shall end, on all of Participant's Restricted Stock immediately prior to the Change of Control, so Participant's Restricted Stock will not be forfeited;

                  (2) In the event that Participant's Termination of Employment is due to death or a permanent disability, this risk of forfeiture shall automatically lapse, and all Restricted Periods shall end, on all of Participant's Restricted Stock, so Participant's Restricted Stock will not be forfeited;

                  (3) In the event that Participant's Termination of Employment is due to an involuntary termination by the Company for reasons other than "Cause," the risk of forfeiture shall automatically lapse, and the Restricted Period shall end, on those shares of Participant's Restricted Stock as to which the Restricted Period would have ended at the next anniversary of the Date of Grant (i.e., if Termination of Employment is more than two years after the Grant Date and before settlement, one additional tranche of the Restricted Stock will become non-forfeitable), so those shares of Restricted Stock will not be forfeited, but those shares of Restricted Stock as to which the Restricted Period would not have ended due to the passage of time at or before the next anniversary of the Date of Grant shall be forfeited at the time of such Termination of Employment;

                  (4) In the event that Participant's Termination is due to Retirement, Participant's Restricted Stock will not be forfeited upon such Retirement, but instead the risk of forfeiture and other restrictions on Participant's Restricted Stock shall remain in effect until the earlier of the end of the Restricted Period or Participant's death. During such post-Retirement period in which the restrictions remain in effect, the Restricted Stock shall be immediately forfeited if Participant: (A) directly or indirectly owns any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding five percent of any class of outstanding securities), or is an employee, agent, director, advisor, or consultant to or for, any Competitor (as defined below) of the Company in the United States, whether on his or her own behalf or on behalf of any person, in the procuring, sale, marketing, promotion, or distribution of any product or product lines competitive with any product or product lines of the Company at the time of Participant's Retirement, or if Participant assists in, manages, or supervises any of the foregoing activities, or (B) undertakes any action to induce or cause any supplier to discontinue any part of its business with the Company, or (C) attempts to induce any merchant, buyer, or manager or higher level employee of the Company to terminate his or her employment with the Company, or (D) discloses confidential or proprietary information of the Company to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, or make use of any such information for his or her own purposes, so long


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                           as such information has not otherwise been disclosed
                           to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

                  (5) The Committee may otherwise accelerate the date or dates as of which this risk of forfeiture and the Restricted Period shall lapse, subject to Section 6(c).

         For purposes of this Agreement, (A) "Termination of Employment" means a termination of employment with the Company or any subsidiary immediately after which the Participant is not employed by the Company or any subsidiary; (B) "Cause" means Participant's chronic neglect, refusal or failure to fulfill his or her employment duties and responsibilities, other than for reasons of sickness, accident or other similar causes beyond Participant's control, such neglect, refusal or failure shall be determined in the sole and reasonable judgment of the Administrator; (C) "permanent disability" shall be determined by, or in accordance with criteria and standards adopted by, the Administrator; and (D) "Retirement" shall mean a retirement at or after Participant has attained age 62; and (D) "Competitor" shall mean (i) at any time only a chain of retail stores with 50 or more store locations; provided, however, that the average square footage of the chain's stores is less than 15,000 square feet, or (ii) a chain of retail stores with 100 or more store locations (without regard to square footage) whose gross revenues in plus size women's apparel (sizes 14-34) exceed 5% of its total gross revenues.

         (b) Nontransferability. Restricted Stock and all related rights hereunder shall not be transferable or assignable by a Participant (subject to any exception approved by the Committee), other than by will or the laws of descent and distribution, and shall not be pledged, hypothecated, or otherwise encumbered in any way or subject to execution, attachment, lien, or similar process.

         (c) Insider Trading Policy. After settlement of Restricted Stock and delivery of Shares under Section 6, Participant will be subject to restrictions on selling such Shares or otherwise disposing of them under the Company's policies regulating trading by employees and affiliates, as such policies may then be in effect. Such policies may specify "blackout" or other designated periods in which sales of Shares are not permitted or otherwise restrict such sales.

6.       Settlement.

         (a) Generally. Settlement of Restricted Stock shall occur upon the lapse of the Restricted Period applicable to the Restricted Stock. The Company may make delivery of Shares hereunder in settlement of Restricted Stock by either delivering one or more certificates representing such Shares to the Participant, registered in the name of the Participant (and any joint name, if so directed by the Participant), or by depositing such Shares into an account maintained for the Participant (or of which the Participant is a joint owner, with the consent of the Participant) established in connection with the Company's Employee Stock Purchase Program or another plan or arrangement providing for investment in Shares and under which the Participant's rights are similar in nature to those under a stock brokerage account. If the Company determines to settle Restricted Stock by making a deposit of Shares into such an account, the Company may settle any fractional Share of Restricted Stock by means of such deposit. In other circumstances or if so determined by the Company, the Company shall instead pay cash in lieu of fractional Shares, on such basis as the Administrator may determine. In no event will the Company in fact issue fractional Shares.

         (b) Effect of Settlement. Upon settlement of the Restricted Stock, all obligations of the Company in respect of such Restricted Stock shall be terminated. Any shares delivered in settlement of Restricted Stock shall no longer be deemed Restricted Stock for purposes of this Agreement.

         (c) Avoidance of Constructive Receipt. Other provisions of this Agreement notwithstanding, if under U.S. federal income tax laws as presently in effect or hereafter amended (i) the timing of any settlement hereunder would result in the Participant's constructive receipt of income relating to the Restricted Stock prior to such settlement, the date of settlement will be the earliest date after the specified date of settlement that settlement can be effected without resulting in such constructive receipt; and (ii) any other rights of the Participant with respect to the Restricted Stock shall be automatically modified and limited to the extent necessary such that the Participant will not be deemed to be in constructive receipt of income relating to any portion of the Restricted Stock prior to such settlement.



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7.       Dividend Equivalents and Adjustments.

         (a) Dividend Equivalents. If the Company pays a dividend or distribution on Shares, Participant shall be entitled to receive credit of equivalent cash amount on each share of Restricted Stock then credited to Participant's Account. Unless otherwise determined by the Committee, payment of all such amounts equivalent to dividends and distributions which would otherwise be payable to the Participant when, as, and if declared and paid on Shares, shall be deferred until and payable to the Participant when, as, and if the risk of forfeiture and other restrictions on the Restricted Stock lapse under Sections 2, 5(a) or 8 in the same proportion that the number of shares of Restricted Stock as to which the Restrictions have lapsed bears to the total number of shares of Restricted Stock. Unless otherwise determined by the Committee, all dividends and distributions referred to in the immediately preceding sentence, other than regular quarterly cash dividends (if any), shall be deemed reinvested in additional Restricted Stock at the Fair Market Value of Shares on the date when such dividends and distributions would be paid on Shares and such additional Restricted Stock shall be subject to the same risk of forfeiture and other restrictions and terms as apply to the original Restricted Stock. No interest will be credited on any cash amount (if any) of such dividends payable at the time of lapse of the risk of forfeiture and other restrictions. Such Restrictions shall lapse as to the shares of additional Restricted Stock in the same proportion that the number of shares of original Restricted Stock as to which the Restrictions have lapsed bears to the total number of shares of original Restricted Stock. The Administrator will determine all terms applicable to the deemed reinvestment of dividend equivalents hereunder. A Participant shall not be entitled to receive actual dividends in respect of Restricted Stock prior to the issuance of Shares in settlement thereof.

         (b) Adjustments. The number of shares of Restricted Stock credited to Participant's Account shall be adjusted by the Committee in order to reflect any large, special and non-recurring dividend or other distribution, recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event that affects the stock such that an adjustment is determined by the Committee to be appropriate. Any such adjustment shall be made taking into account any crediting of Restricted Stock to the Participant under Section 7(a) in connection with such transaction or event.

8.       Change of Control Provisions.

         (a) Acceleration of Lapse of Restricted Period. In the event of a Change of Control at a time that Participant is employed by the Company or any of its subsidiaries and at any time after the Grant Date, the Restricted Period applicable to the Restricted Stock shall expire immediately prior to the Change of Control.

         (b) Definitions of Terms Relating to Change of Control. For purposes of this Agreement, the following definitions shall apply:

                  (1) "Beneficial Owner," "Beneficially Owns," and "Beneficial Ownership" shall have the meanings ascribed to such terms for purposes of Section 13(d) of the Exchange Act and the rules thereunder, except that, for purposes of this Section 8, "Beneficial Ownership" (and the related terms) shall include Voting Securities that a Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, options, or otherwise, regardless of whether any such right is exercisable within 60 days of the date as of which Beneficial Ownership is to be determined.

                  (2) "Change of Control" means and shall be deemed to have occurred if

                           (i) any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security of the Company and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 20 percent or more of the total voting power of all the then-outstanding Voting Securities; or

                           (ii) those individuals who as of the Date of Grant constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board


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                                    was approved by a vote of at least
                                    two-thirds (2/3) of the directors then still in office who either were directors as of the Date of Grant or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

                           (iii)    there is consummated a merger,
                                    consolidation, recapitalization, or
                                    reorganization of the Company, a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a "Transaction"), other than a Transaction which would result in the holders of Voting Securities having at least 80 percent of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60 percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such Transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; or

                           (iv) there is implemented or consummated a plan of complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in Related Parties owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

                  (3) "Person" shall have the meaning ascribed for purposes of
         Section 13(d) of the Exchange Act and the rules thereunder.

                  (4) "Related Party" means (i) a majority-owned subsidiary of the Company; or (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (iii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities; or (iv) if, prior to any acquisition of a Voting Security which would result in any Person Beneficially Owning more than ten percent of any outstanding class of Voting Security and which would be required to be reported on a Schedule 13D or an amendment thereto, the Board approved the initial transaction giving rise to an increase in Beneficial Ownership in excess of ten percent and any subsequent transaction giving rise to any further increase in Beneficial Ownership; provided, however, that such Person has not, prior to obtaining Board approval of any such transaction, publicly announced an intention to take actions which, if consummated or successful (at a time such Person has not been deemed a "Related Party"), would constitute a Change of Control.

                  (5) "Voting Securities" means any securities of the Company which carry the right to vote generally in the election of directors.

9.       Tax Withholding.

         Unless otherwise determined by the Board or Committee, or unless the Participant has made other arrangements satisfactory to the Company to provide for payment of mandatory withholding taxes in advance of the settlement date applicable to the Restricted Stock (by such deadline as the Company may specify), the Company will withhold from the number of Shares to be delivered upon settlement a number of whole shares which has a Fair Market Value nearest to but not exceeding the amount of federal, state and local taxes required to be withheld as a result of such settlement. The Participant may elect such other methods of satisfying such withholding obligation as may be permitted under Rules and Regulations adopted by the Committee and in effect at the time of settlement, which may include the surrender of shares of the Company's common stock owned separately by Participant. In the case of the withholding or surrender of Shares to pay withholding taxes, the Shares withheld or the Shares surrendered will be valued at the Fair Market Value determined in accordance with procedures for valuing shares as set forth in Rules and Regulations adopted by the Committee and otherwise in effect at the time of settlement.



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10.      Deferred Compensation Plan.

         Notwithstanding the foregoing, if Employee is eligible for and elects to defer any of the Restricted Stock pursuant to the Charming Shoppes Variable Deferred Compensation Plan for Executives, or a successor plan (the "Deferred Compensation Plan"), the terms of the Deferred Compensation Plan shall govern the timing of payment of vested Restricted Stock and dividend equivalents. The Company and Employee acknowledge and agree that if any provisions of this Agreement are subject to section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Company and Employee may take such actions as they mutually deem appropriate to modify the terms of this Agreement so as to comply with section 409A of the Code.

11.      Miscellaneous.

         This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock granted hereby, and supersedes any prior agreements or documents with respect to such Restricted Stock. No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially and adversely affect the rights of Participant with respect to the Restricted Stock shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Participant.

         By accepting this grant of Restricted Stock, Participant agrees to the terms of this Agreement and agrees to be bound by all the terms and provisions of this Agreement (as presently in effect or hereafter amended), and by all decisions and determinations of the Committee and the Administrator.


                                                          CHARMING SHOPPES, INC.


                                       BY:______________________________________
                                                            (Authorized Officer)

                                                                    PARTICIPANT:


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                                             Print Name:









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